As filed with the Securities and Exchange Commission on May 19, 2008
Registration Statement No. 333-149196

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
To
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

MFResidential Investments, Inc.
(Exact name of registrant as specified in its governing instruments)

350 Park Avenue, 21st Floor
New York, New York 10022
(212) 207-6400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Timothy W. Korth, Esq.
General Counsel and Senior Vice President — Business Development
c/o MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, New York 10022
(212) 207-6400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Jacob A. Farquharson, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 TEL (212) 878-8000 FAX (212) 878-8375	William G. Farrar, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 TEL (212) 558-4000 FAX (212) 558-3588

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The purpose of this Amendment No. 5 to the Registration Statement is solely to file exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$9,825
Financial Industry Regulatory Authority, Inc. filing fee	$25,500
NYSE listing fee	$150,000
Legal fees and expenses (including Blue Sky fees)	$550,000
Accounting fees and expenses	$100,000
Printing and engraving expenses	$135,000
Transfer agent fees and expenses	$10,000
Miscellaneous	$19,675
Total	$1,000,000

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

MFA, an affiliate of our Manager, has purchased 1,000 shares of our common stock for a purchase price of $1,000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the Operating Partnerhsip’s partnership agreement provides that we, as general partner through our wholly-owned subsidiary, and our officers and directors are indemnified to the maximum extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
Number		Exhibit Description

1.1		Form of Underwriting Agreement among MFResidential Investments, Inc., MFR Operating Partnership, LP, MFA Spartan Manager, LLC and the underwriters named therein.

1	.2**	Form of Stock and OP Unit Purchase Agreement between MFResidential Investments, Inc. and MFA Mortgage Investments, Inc.

3	.1**	Articles of Amendment and Restatement of MFResidential Investments, Inc.

3	.2**	Bylaws of MFResidential Investments, Inc.

4	.1**	Specimen Common Stock Certificate of MFResidential Investments, Inc.

5.1		Opinion of Clifford Chance US LLP (including consent of such firm)

8.1		Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1		Form of Management Agreement among MFResidential Investments, Inc., MFR Operating Partnership, LP and MFA Spartan Manager, LLC

10.2		Form of First Amended and Restated Agreement of Limited Partnership of MFR Operating Partnership, LP

10	.3**	Form of MFResidential Investments, Inc. 2008 Equity Incentive Plan

10	.4**	Form of Restricted Stock Award Agreement

10	.5**	Form of Incentive Stock Option Award Agreement

10	.6**	Form of Non-Qualified Stock Option Award Agreement

10	.7**	Form of Phantom Share Award Agreement

10	.8**	Form of Registration Rights Agreement by and among MFResidential Investments, Inc. and certain persons listed on Schedule 1 thereto.

23	.1**	Consent of Ernst & Young LLP

23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23	.3**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

99	.1**	Consent of John H. Cassidy to being named as a director nominee

99	.2**	Consent of F. Allen Graham to being named as a director nominee

99	.3**	Consent of Lawrence J. Santoro to being named as a director nominee

99	.4**	Consent of Lawrence S. Wizel to being named as a director nominee

**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2008.

MFResidential Investments, Inc.

By:	/s/ Stewart Zimmerman
Stewart Zimmerman
Chairman of the Board and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Stewart Zimmerman Stewart Zimmerman	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 19, 2008

/s/ William Gorin William Gorin	President, Principal Financial Officer and Director	May 19, 2008

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1.1		Form of Underwriting Agreement among MFResidential Investments, Inc., MFR Operating Partnership, LP, MFA Spartan Manager, LLC and the underwriters named therein

1	.2**	Form of Stock and OP Unit Purchase Agreement between MFResidential Investments, Inc. and MFA Mortgage Investments, Inc.

3	.1**	Articles of Amendment and Restatement of MFResidential Investments, Inc.

3	.2**	Bylaws of MFResidential Investments, Inc.

4	.1**	Specimen Common Stock Certificate of MFResidential Investments, Inc.

5.1		Opinion of Clifford Chance US LLP (including consent of such firm)

8.1		Tax Opinion of Clifford Chance US LLP (including consent of such firm).

10.1		Form of Management Agreement among MFResidential Investments, Inc., MFR Operating Partnership, LP and MFA Spartan Manager, LLC

10.2		Form of First Amended and Restated Agreement of Limited Partnership of MFR Operating Partnership, LP

10	.3**	Form of MFResidential Investments, Inc. 2008 Equity Incentive Plan

10	.4**	Form of Restricted Stock Award Agreement

10	.5**	Form of Incentive Stock Option Award Agreement

10	.6**	Form of Non-Qualified Stock Option Award Agreement

10	.7**	Form of Phantom Share Award Agreement

10	.8**	Form of Registration Rights Agreement by and among MFResidential Investments, Inc. and certain persons listed on Schedule 1 thereto

23	.1**	Consent of Ernst & Young, LLP

23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23	.3**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

99	.1**	Consent of John H. Cassidy to being named as a director nominee

99	.2**	Consent of F. Allen Graham to being named as a director nominee

99	.3**	Consent of Lawrence J. Santoro to being named as a director nominee

99	.4**	Consent of Lawrence S. Wizel to being named as a director nominee

**	Previously filed.